Exhibit 99.1

Arcellx to Present Clinical Data for Its Phase 1 and iMMagine-1 Studies in

Patients with Relapsed or Refractory Multiple Myeloma at the 66th ASH Annual

Meeting and Exposition and Announces Progress in iMMagine-3 Study

— 30.2-month median progression-free survival with a median follow-up of 38.1 months in the Phase 1 study of anito-cel;

median overall survival not reached —

— Preliminary results from 58 patients enrolled in the Phase 2 pivotal iMMagine-1 study demonstrated 95% ORR and 62%

CR/sCR at a median follow-up of 10.3 months; additional patients with a more recent data cut will be presented during an oral presentation —

— No delayed neurotoxicities have been observed to date with anito-cel, including no parkinsonism, no cranial nerve palsies, and no Guillain-Barré syndrome across the Phase 1 and iMMagine-1 studies in the more than 140 patients dosed —

— First patient dosed in iMMagine-3 study, manufactured by Kite; turnaround time in line with Kite’s commercial products —

— Company to host a live webcast event with an expert panel of clinicians on Monday, December 9, 2024 at 8:30 p.m. —

REDWOOD CITY, Calif. – November 5, 2024 – Arcellx, Inc. (NASDAQ: ACLX), a biotechnology company reimagining cell therapy through the development of innovative immunotherapies for patients with cancer and other incurable diseases, today announced that it will present clinical data in a poster presentation from its Phase 1 study (abstract #4825) of anitocabtagene autoleucel (anito-cel) in patients with relapsed or refractory multiple myeloma (RRMM); preliminary clinical data in an oral presentation from its iMMagine-1 study (abstract #1031) in patients with RRMM; and a health-related quality of life systematic literature review and meta-analysis (abstract #4721) in patients with RRMM in a poster presentation at the 66th American Society of Hematology (ASH) Annual Meeting and Exposition taking place December 7-10, 2024, in San Diego, California. Additionally, an abstract (#6962) describing the treatment patterns and outcomes in triple-class exposed patients with RRMM will be published in a supplemental issue of Blood in November 2024. The company will also have a medical affairs booth (#1615) in Hall E of the San Diego Convention Center.

Phase 2 Registrational Study of Anitocabtagene Autoleucel for the Treatment of Patients With Relapsed and/or Refractory Multiple Myeloma: Preliminary Results From the iMMagine-1 Trial (abstract #1031)

As detailed in the abstract (#1031) as of June 1, 2024, 58 patients had received anito-cel infusion with ≥2 months of follow-up after infusion, with a median follow-up of 10.3 months (range, 2.0-17.8). The median age was 66 years (range, 38-77). Patients had received a median of four prior lines of treatment (range, 3-8) with 26 patients (45%) having received only three prior lines of treatment. Forty patients (69%) were triple-class refractory and 20 (34%) were penta-class refractory.

Investigator-assessed overall response rate (ORR) per International Myeloma Working Group (IMWG) criteria was 95% (55/58) with a complete response/stringent complete response (CR/sCR) rate of 62% (36/58). Of those evaluable for minimal residual disease (MRD) testing (n=39), 36 (92%) achieved MRD negativity at least to the level of 10-5. The Kaplan–Meier-estimated 6-month progression-free survival (PFS) and overall survival (OS) rates (95% CI) were 90% (77-96) and 95% (85-98), respectively. Median (mPFS) and median OS have not yet been reached.

No delayed neurotoxicities, including no parkinsonism, no cranial nerve palsies, and no Guillain-Barré syndrome have been observed to date. Forty-six patients (79%) had either no cytokine release syndrome (CRS) (n=9, 16%) or Grade (Gr) 1 CRS (n=37, 64%). Thirty-one patients (53%) had no fever or CRS in the first four days of anito-cel. Any Grade CRS was observed in 49 patients (84%; Gr3/4 0%). Any Grade ICANS was observed in 5 patients (9%; Gr3 2%), with all cases resolved without sequelae. Three deaths occurred due to adverse events (AEs) (both related and unrelated; retroperitoneal hemorrhage, CRS, and fungal infection). No additional treatment or therapy-related deaths or Grade ≥3 CRS or ICANs events have occurred to date. Cytopenias were the most common Grade ≥3 treatment-emergent AEs; 36 patients (62%) had Grade ≥3 neutropenia, 15 (26%) had Grade ≥3 thrombocytopenia, and 15 (26%) had Grade ≥3 anemia.

Conclusions

Preliminary results from the first 58 patients in the Phase 2 iMMagine-1 study demonstrate deep and durable responses and manageable safety in a high-risk fourth line or higher (4L+) RRMM population including triple- and penta-class refractory disease. Notably, no delayed neurotoxicities, including no cranial nerve palsies, Guillain-Barré syndrome, or Parkinsonian-like symptoms have been observed with anito-cel to date. Updated Phase 2 data with a more recent data cut will be presented at the oral presentation during ASH.

Presentation details:

Speaker: Ciara Freeman, M.D., Ph.D., H. Lee Moffitt Cancer Center

Session Name: 655. Multiple Myeloma: Cellular Therapies: Unleashing Cell Therapies Against Myeloma

Session Date: Monday, December 9, 2024

Session Time: 4:30 p.m. - 6:00 p.m.

Presentation Time: 5:30 p.m.

Location: Marriott Marquis San Diego Marina, Pacific Ballroom Salons 24-26

Publication Number: 1031

Submission ID: 198499

Phase 1 Study of Anitocabtagene Autoleucel for the Treatment of Patients With Relapsed and/or Refractory Multiple Myeloma (RRMM) (abstract #4825)

In the Phase 1 study, 40 patients were enrolled and 38 patients received anito-cel. All 38 patients demonstrated investigator-assessed clinical response per 2016 IMWG criteria, (ORR, 100%) with 30 CR/sCR (≥CR rate, 79%), 5 very good partial response (≥VGPR rate, 92%), and 3 partial response (PR). Of those evaluable for MRD testing (n=28), 25 (89%) achieved MRD negativity at 10-5. With a median follow-up of 38.1 months, median OS was not reached and median PFS was 30.2 months. The safety profile was manageable with no delayed neurotoxicities observed to date, including no parkinsonism, no cranial nerve palsies, and no Guillain-Barré syndrome. Further investigations of anito-cel are ongoing in 4L+ RRMM (iMMagine-1, NCT05396885) and in earlier lines (iMMagine-3, NCT06413498).

Presentation details:

Speaker: Michael R. Bishop, M.D., The University of Chicago

Session Name: 704. Cellular Immunotherapies: Early Phase Clinical Trials and Toxicities

Session Date: Monday, December 9, 2024

Presentation Time: 6:00 p.m. - 8:00 p.m.

Location: San Diego Convention Center, Halls G-H

Publication Number: 4825

Submission ID: 201080

Health Related Quality of Life (HRQoL) in Relapsed/Refractory Multiple Myeloma (RRMM): A Systematic Literature Review (SLR) and Meta-Analysis (abstract #4721)

Quantifying pre-treatment HRQoL burden is important as a reference for contextualizing baseline patient burden as emerging therapies for RRMM continue to evolve. This SLR synthesized studies that reported data for key multiple myeloma HRQoL instruments. It found that patients with RRMM had clinically meaningful impairments from population norms in important domains, such as Global Health Status and cognitive, physical, and emotional functioning. The SLR also found that pre-treatment HRQoL worsened with increasing lines of therapy.

Presentation details:

Speaker: Rahul Banerjee, M.D., Fred Hutchinson Cancer Center

Session Name: 653. Multiple Myeloma: Clinical and Epidemiological: Poster III

Session Date: Monday, December 9, 2024

Presentation Time: 6:00 p.m. - 8:00 p.m.

Location: San Diego Convention Center, Halls G-H

Treatment Patterns and Outcomes in Triple-Class Exposed Patients with Relapsed and Refractory Multiple Myeloma: Findings from the Flatiron Database (abstract #6962)

In order to understand the contemporary unmet need in the rapidly evolving treatment landscape for patients with triple-class exposed RRMM - those exposed to immunomodulatory drugs, proteasome inhibitors, and anti-CD38 monoclonal antibodies - in the 4L+ setting, a retrospective cohort study using the Flatiron Health electronic health record (HER) was conducted (sample size=594). This study found no clear standard of care in the 4L+ setting, and suboptimal health outcomes under the current treatment landscape (ORR=34%, PFS=4.1 months, and OS=15.4 months), emphasizing an urgent need for more effective and durable therapies for patients in this setting. This abstract will be published in a supplemental issue of Blood in November 2024.

Webcast Event:

Arcellx will host a live webcast event with an expert panel of clinicians to discuss the clinical results on Monday, December 9, 2024 at 8:30 p.m. PT. The event will be accessible from Arcellx’s website at www.arcellx.com in the Investors section. A webcast replay will be archived and available for 30 days following the event.

About Multiple Myeloma

Multiple Myeloma (MM) is a type of hematological cancer in which diseased plasma cells proliferate and accumulate in the bone marrow, crowding out healthy blood cells and causing bone lesions, loss of bone density, and bone fractures. These abnormal plasma cells also produce excessive quantities of an abnormal immunoglobulin fragment, called a myeloma protein (M protein), causing kidney damage and impairing the patient’s immune function. Multiple myeloma is the third most common hematological malignancy in the United States and Europe, representing approximately 10% of all hematological cancer cases and 20% of deaths due to hematological malignancies. The median age of patients at diagnosis is 69 years with one-third of patients diagnosed at an age of at least 75 years. Because MM tends to afflict patients at an advanced stage of life, patients often have multiple co-morbidities and toxicities that can quickly escalate and become life-endangering.

About Anitocabtagene Autoleucel (anito-cel)

Anitocabtagene autoleucel (anito-cel, previously ddBCMA) is the first BCMA-directed CAR T-cell therapy to be investigated in multiple myeloma that utilizes Arcellx’s novel and compact binder known as the D-Domain. Anito-cel has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy Designations by the U.S. Food and Drug Administration.

About iMMagine-3, A Global Phase 3 Randomized Controlled Clinical Study

iMMagine-3 is a global Phase 3, randomized controlled study designed to compare the efficacy and safety of anitocabtagene autoleucel (anito-cel) with standard of care in patients with relapsed and/or refractory multiple myeloma (RRMM) who have received one to three prior lines of therapy, including an immunomodulatory drug (lMiD) and an anti-CD38 monoclonal antibody.

iMMagine-3 will enroll approximately 450 adult patients. Prior to randomization, investigator’s choice of SOC regimens include: pomalidomide, bortezomib, and dexamethasone (PVd); daratumumab, pomalidomide, and dexamethasone (DPd); carfilzomib, daratumumab, and dexamethasone (KDd); or carfilzomib and dexamethasone (Kd). Patients in the anito-cel arm will undergo leukapheresis and optional bridging therapy (with the SOC regimen selected by the investigator prior to randomization) followed by lymphodepleting chemotherapy (fludarabine 30 mg/m2/d and cyclophosphamide 300 mg/m2/d for 3 days) and one infusion of anito-cel (115×106 CAR+ T cells) on Day 1.

The primary endpoint is progression-free survival (PFS) per blinded independent review according to the 2016 IMWG uniform response criteria for MM with the hypothesis that anito-cel will prolong PFS compared to SOC. Key secondary endpoints include complete response rate (CR/sCR), minimal residual disease negativity, overall survival, and safety.

The iMMagine-3 study initiated in the second half of 2024 at approximately 130 study sites across North America, Europe, and the rest of the world.

About Arcellx and Kite Collaboration

Arcellx and Kite, a Gilead Company, formed a global strategic collaboration and license agreement to co-develop and co-commercialize anito-cel for patients with relapsed or refractory multiple myeloma, RRMM. Anito-cel is currently being developed in a Phase 2 registrational pivotal study and a global Phase 3 randomized controlled study for RRMM. Kite and Arcellx will jointly commercialize the anito-cel asset in the United States, and Kite will commercialize the product outside the United States.

About Arcellx, Inc.

Arcellx, Inc. is a clinical-stage biotechnology company reimagining cell therapy by engineering innovative immunotherapies for patients with cancer and other incurable diseases. Arcellx believes that cell therapies are one of the forward pillars of medicine and Arcellx’s mission is to advance humanity by developing cell therapies that are safer, more effective, and more broadly accessible. For more information on Arcellx, please visit www.arcellx.com. Follow Arcellx on X @arcellx and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not purely historical are forward-looking statements, including Arcellx’s plans for the clinical development of its product candidates; anticipated announcements of additional data; anito-cel tolerability and toxicity trends; Arcellx’s competitive positioning; expectations regarding manufacturing time; the potential commrical launch of anito-cel, subject to FDA approval; and the potential impact of Arcellx’s product candidates and platforms on patients and cell therapy. The forward-looking statements contained herein are based upon Arcellx’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including those set forth in Part II, Item 1A (Risk Factors) in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the Securities and Exchange Commission (SEC) on August 8, 2024, and the other documents that Arcellx may file from time to time with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Arcellx assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Investor Contact:

Myesha Lacy

Arcellx, Inc.

ir@arcellx.com

510-418-2412

Media Contact:

Andrea Cohen

Sam Brown Inc.

andreacohen@sambrown.com

917-209-7163

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